For Immediate Release	Kronos Contact:	Mark Julien

      (978) 947-4770

mjulien@kronos.com

KRONOS® REPORTS FIRST QUARTER FISCAL 2007 RESULTS

Revenue and EPS Exceed Consensus;

Workforce Management Profit Increases More Than 35% Year-Over-Year

CHELMSFORD, Mass., Jan. 29, 2007 — Kronos® Incorporated (Nasdaq: KRON) today reported the following results for the first quarter of Fiscal 2007:

•	Total revenue was $148.7 million, compared to $127.9 million for the same period a year ago, an increase of 16 percent.
•

GAAP net income was $5.7 million, or $0.18 per diluted share, compared to $6.2 million, or $0.19 per diluted share for the same period a year ago. GAAP net income for the company’s workforce management business increased to $0.26 per diluted share from $0.19 per diluted share for the same period a year ago, representing year-over-year growth of more than 35 percent.

•	Non-cash charges — GAAP net income for the first quarter of Fiscal 2007 includes the following items:
-	A non-cash charge of $0.10 per diluted share for stock-based compensation, compared to $0.08 per diluted share in the first quarter of the prior year; and
-	A non-cash charge of $0.08 per diluted share for amortization of acquired intangibles, compared to $0.04 per diluted share in the first quarter of the prior year.
-	In total, these items reduced net income for the first quarter of Fiscal 2007 by $0.18 per diluted share, compared to $0.12 per diluted share for the first quarter of Fiscal 2006.

“ We started Fiscal 2007 on a strong note, delivering on our commitments for both top- and bottom-line performance as customers across a broad spectrum of industries selected Kronos’ solutions to increase workforce productivity. In Q1, we grew the earnings of our workforce management business by more than 35 percent while continuing to make strategic investments to fuel the company’s long-term growth, a testament to Kronos’ operational excellence,” said Chief Executive Officer Aron Ain. “During the quarter, we made progress on our global expansion initiative, further extending our international presence and partner network. We also saw meaningful synergies from our Unicru acquisition, with our Talent Management Division closing a record number of deals in Q1. We believe that the compelling value of our workforce management and talent management solutions, combined with our vertical expertise and global capabilities, are powerful differentiators that will enable us to capitalize on the fast-growing human capital management market.”

Kronos’ first quarter Fiscal 2007 results mark the company’s 108th consecutive quarter of year-over-year revenue growth and 79th consecutive quarter of profitability, continuing one of the longest records of growth and profitability in the software industry (Note 1).

Deferred maintenance, deferred professional service, and deferred product revenue on the balance sheet at the end of the first quarter of Fiscal 2007 totaled $153.3 million. In addition to this deferred revenue, Kronos has a backlog of professional services engagements of approximately $64.0 million.

Cash flow from operations was $30.2 million in the first quarter of Fiscal 2007, compared to $23.0 million for the comparable period last year. In the first quarter of Fiscal 2007, Kronos repurchased 283,017 shares of its common stock for $10.0 million. The company made payments on acquisitions of $7.9 million. Kronos exited the quarter with $95.4 million in cash and investments and a revolving loan balance of $54.7 million.

First Quarter Highlights

•

Talent management momentum — Kronos’ Talent Management Division delivered excellent results in its first full quarter of operation, closing more deals than in any quarter in Unicru’s history. The team continued to have major success in the enterprise retail segment, Unicru’s traditional area of strength, and with the benefit of Kronos’ strength and experience, also increased its penetration of new markets such as healthcare and the mid-market.

•

Retail industry leadership — The company’s retail market momentum continued to build as customers turned to Kronos for its innovative products, deep domain expertise, and, most importantly, its successful deployments in complex retail environments. Kronos for Retail, the only complete, end-to-end solution for talent management and workforce management, is being used by retailers around the world to optimize workforce productivity and the quality of the in-store customer experience. It is important to note that the company’s best-in-class solutions and customer successes are recognized by industry thought leaders as well. Most recently, Kronos was the only vendor to receive the highest possible rating of “Strong Positive”, in the Gartner Marketscope for Retail Time and Labor Applications, published in December 2006. To leverage its growing opportunity in this key vertical, Kronos recently completed a three-fold expansion of its retail sales team.

•	Notable customer wins across diverse industries — Notable wins during the quarter included:
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Bebe Stores, a leading women’s apparel retailer, purchased Kronos’ optimized scheduling, budgeting, analytics, and talent management solutions to help optimize the productivity of its workforce across hundreds of locations. Bebe selected Kronos because of its proven end-to-end retail solution and the ability of Workforce Acquisition™ to increase the quality of its hires and reduce the time it takes to bring new employees into the organization. The deciding factors in this competitive win were Kronos’ retail industry market leadership and track record of successful customer deployments.

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CDF (Coca Cola Bottling Company, Mexico) selected Kronos’ time and labor solution and biometric terminals to manage the workforce in its corporate office as well as in its network of plants and distribution centers in Mexico. Kronos’ market leadership, implementation expertise, and the potential ROI of its solutions were key factors in winning this deal.

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U.S. Transportation Security Administration (TSA) purchased Kronos’ biometric terminals which it will deploy to efficiently capture time and labor data for approximately 55,000 employees in more than 450 airports. TSA’s decision to extend its relationship with Kronos was influenced by the significant benefits it has already recognized from its existing Kronos workforce management implementation. The purchase of the Kronos 4500 Touch ID™ terminals was part of a contract awarded to immixGroup, a Kronos partner in the federal government marketplace.

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Wild Oats Markets, a major nationwide chain of natural and organic food markets and existing Kronos customer, extended its strategic partnership with Kronos with the purchase of Workforce Acquisition. Wild Oats will utilize Kronos’ on-demand talent management solution to streamline its process for selecting and hiring the highest quality employees, ultimately reducing turnover, enhancing workforce productivity, and maximizing customer satisfaction.

Outlook

Second-Quarter Fiscal 2007:

•	Total revenue is expected to be in the range of $154-$159 million.
•	GAAP net income per diluted share is expected to be in the range of $0.23-$0.28.
•	Non-cash charges - GAAP net income for the second quarter of Fiscal 2007 is expected to include the following items:
-	A non-cash charge of $0.10 per diluted share for stock-based compensation; and
-	A non-cash charge of $0.09 per diluted share for amortization of acquired intangibles.
-	In total, these items are expected to reduce net income for the second quarter of Fiscal 2007 by $0.19 per diluted share.

Fiscal 2007:

•	Total revenue is expected to be in the range of $647-$660 million.
•	GAAP net income per diluted share is expected to be in the range of $1.15-$1.27.
•	Non-cash charges - GAAP net income for Fiscal 2007 is expected to include the following items:
-	A non-cash charge of approximately $0.40 per diluted share for stock-based compensation; and
-	A non-cash charge of approximately $0.35 per diluted share for amortization of acquired intangibles.
-	In total, these items are expected to reduce net income for Fiscal 2007 by $0.75 per diluted share.

Conference Call Webcast

Kronos senior management plans to review its first quarter results during a conference call today beginning at 4:30 p.m. Eastern. The conference call will be webcast live at http://www.kronos.com/invest and will be available for replay purposes.

About Kronos Incorporated

Kronos Incorporated empowers organizations around the world to effectively manage their workforce. At Kronos, we are experts who are solely focused on delivering software and services that enable organizations to reduce costs, increase productivity, improve employee satisfaction, and ultimately enhance the level of service they provide. Kronos serves customers in more than 50 countries through its network of offices, subsidiaries, and distributors. Widely recognized as a market and thought leader in managing the workforce, Kronos has unrivaled reach with more than 30 million people using a Kronos solution every day. Learn more about Kronos at www.kronos.com.

Safe Harbor Statement

This press release contains statements about the business prospects and estimates of Kronos' financial results for future periods that are forward-looking statements that involve a number of risks and uncertainties, including the performance estimates and statements relating to earnings and revenue growth and profitability, Kronos' ability to realize the anticipated benefits of the Unicru acquisition, the ability to close potential product sales transactions, the ability to realize revenues from the sales pipeline and backlog, market acceptance of our new products and enhancements, including those formerly offered by Unicru and AD OPT Technologies, our ability to monitor and manage discretionary costs, growth in the market for our products and within the economy generally, and potential acquisitions. These statements are based on management's expectations of future events as of the date of this press release, and Kronos assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Among the important factors that could cause actual operating results to differ materially from those indicated by such forward-looking statements are delays in product development, including enhancements to existing products, product performance issues, competitive pressures, general economic conditions, possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangement and the risk factors detailed in the company's Annual Report on Form 10-K filed with the SEC on December 13, 2006 and its quarterly report on Form 10-Q filed with the SEC on August 10, 2006. The timing of the release of new products or product enhancements will take place if and when available and at the sole discretion of Kronos.

Note 1: Excluding a one-time special charge in the second quarter of Fiscal 2001.

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© 2007 Kronos Incorporated. Kronos and the Kronos logo are registered trademarks, and Kronos 4500 Touch ID and Workforce Acquisition are trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners. The MarketScope is copyrighted 12/07/06 by Gartner, Inc. and is reused with permission. The MarketScope is an evaluation of a marketplace at and for a specific time period. It depicts Gartner's analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the MarketScope, and does not advise technology users to select only those vendors with the highest rating. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

KRONOS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
UNAUDITED

	Three Months Ended
	December 30, 2006	December 31, 2005
Net revenues:
Product	$52,187	$47,987
Maintenance	52,148	46,246
Professional services	33,802	33,710
Subscription	10,589	--

	148,726	127,943
Cost of sales:
Costs of product	11,927	10,586
Costs of maintenance	12,928	14,021
Costs of professional services	30,863	29,924
Costs of subscription	5,861	--

	61,579	54,531

Gross profit	87,147	73,412
Operating expenses and other income:
Sales and marketing	44,924	38,772
Engineering, research and development	17,924	13,013
General and administrative	13,959	11,977
Amortization of intangible assets	2,773	1,542
Other income, net	(1,063)	(1,508)

	78,517	63,796
Income before income taxes	8,630	9,616
Provision for income taxes	2,935	3,392

Net income	$5,695	$6,224

Net income per common share:
Basic	$0.18	$0.20

Diluted	$0.18	$0.19

Weighted-average common shares outstanding:
Basic	31,753,703	31,789,546

Diluted	31,962,633	32,271,154

Stock-based compensation expense:
Costs of product	$95	$82
Costs of maintenance	595	474
Costs of professional services	385	345
Costs of subscription	7	--
Sales and marketing	1,499	1,256
Engineering, research and development	717	783
General and administrative	1,278	974

	$4,576	$3,914

Amortization of intangible assets:
Costs of product	$330	$199
Costs of subscription	1,091	--
Amortization of intangible assets	2,773	1,542

	$4,194	$1,741

KRONOS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
UNAUDITED

	December 30, 2006	September 30, 2006
ASSETS
Current assets:
Cash and equivalents	$37,490	$40,680
Marketable securities	53,003	62,770
Accounts receivable, less allowances of $8,477
at December 30, 2006 and $9,248 at September 30, 2006	106,240	123,537
Deferred income taxes	9,024	8,871
Other current assets	29,001	28,962

Total current assets	234,758	264,820
Marketable securities	4,881	13,192
Property, plant and equipment, net	71,511	69,867
Customer related intangible assets	73,317	72,853
Other intangible assets	43,300	43,568
Goodwill	248,665	241,654
Capitalized software, net	23,297	22,946
Other assets	18,283	18,852

Total assets	$718,012	$747,752

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,194	$11,025
Accrued compensation	46,530	48,768
Accrued expenses and other current liabilities	28,116	31,983
Deferred product revenues	4,581	2,950
Deferred professional service revenues	21,046	21,139
Deferred maintenance revenues	119,632	124,485

Total current liabilities	233,099	240,350
Deferred maintenance revenues	8,003	7,990
Deferred income taxes	22,786	22,605
Notes payable, long-term	54,696	80,820
Other liabilities	8,763	7,855
Shareholders' equity:
Preferred Stock, par value $1.00 per share: authorized 1,000,000 shares,
no shares issued and outstanding	--	--
Common Stock, par value $.01 per share: authorized 50,000,000 shares, 31,715,448 and
31,846,620 shares issued at December 30, 2006 and September 30, 2006, respectively	317	318
Additional paid-in capital	63,240	65,473
Retained earnings	325,129	319,434
Accumulated other comprehensive income:
Foreign currency translation	2,123	3,086
Net unrealized (loss) on available-for-sale investments	(144)	(179)

	1,979	2,907
Total shareholders' equity	390,665	388,132

Total liabilities and shareholders' equity	$718,012	$747,752